October 31, 1997

Mr. D. George Harris
Mr. Anthony J. Petrocelli
D. George Harris & Associates, Inc.
399 Park Avenue, 32nd Floor
New York, New York 10022


Gentlemen:

This letter is to confirm our understanding with regard to the compensation to be paid to Messrs. D. George Harris and Anthony J. Petrocelli (collectively, the "Employees" and individually, an "Employee") for services to be rendered to Harris Chemical Group, Inc. ("HCG") and its subsidiaries (including, without limitation, Great Salt Lake Minerals Corporation ("GSL"), Harris Chemical North America, Inc. ("HCNA"), Harris Soda Products Europe ("HSPE"), Matthes & Weber ("M&W"), North American Chemical Company ("NACC"), North American Salt Company ("NASC"), Salt Union Limited ("SUL"), and Societa Chimica Larderello ("SCL") (collectively, the "Companies", and individually, a "Company"). This letter supersedes and cancels: (a) the letter of Agreement dated October 28, 1993 (the "1993 Agreement"); (b) the Harris Consultancy Agreement with M&W dated March 24, 1994; (c) the Petrocelli Consultancy Agreement dated March 24, 1994; and (d) the DGH&A Management Agreement dated December 15, 1995.

A. During the term of this Agreement, the Employees will render such services of an executive and administrative character to the Companies as the respective boards of directors of the Companies may from time to time direct. Each Employee will devote his best efforts and such of his business time and attention to the business of the Companies as is necessary to attain the operational and strategic goals for the benefit of the stockholders of the Companies. In the event that any employee fails to devote a majority of his business time and attention to the business of the Companies, then the Compensation Committee of the board of directors of HCG (the "Compensation Committee") shall be entitled to make such adjustments in the amounts payable under this Agreement to such Employee as it may reasonably determine to reflect the reduction in the performance of such services.

B. For services rendered during the term of this Agreement, each Employee shall be entitled to receive monthly compensation in the amount and for the periods set forth below:

                                                DGH                   AJP
         November 1997 - December 1997          $62,500               $43,750
         January 1998 - March 2001              $50,000               $35,000



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C. Each Employee will participate in the Incentive Compensation Plan ("ICP") for executives of the Company under the same rules and conditions applicable to all other ICP participants, with the exceptions outlined below:

         For Fiscal Year 1998                            DGH           AJP
         ------------------------------------------      ---           ---

         Fiscal Year Earnings for ICP Purposes           $600,000      $420,000
         Nominal ICP Level                               100%          100%

         For Fiscal Years 1999 through 2001
         ------------------------------------------

         ICP Payment at 100% of HCG Target or above      $600,000      $420,000
         ICP Payment at 85% of HCG Target                $300,000      $210,000
         ICP Payment below 85% of HCG Target             $0            $0
                  For HCG performance between 85 and 100% of Target, payment will be made on a pro-rata basis.

Further, any amount earned under the ICP will only be payable in the form of deep discount stock options. Also, beginning with Fiscal Year 1999, the above outlines the only basis under which the Employees will be entitled to receive ICP payments.

D. The Employees shall be entitled to participate in and be covered by any and all employee pension or welfare benefit plans under the same terms and conditions and to the same extent as such participation and coverage are made available to other employees of the Company.

E. The Companies agree to employ the Employees through March 31, 2001 and no Employee shall be terminated except for Cause (as such term is defined in the Stockholders Agreement dated as of October 28, 1993 among HCG and its Stockholders, as amended (the "Stockholders Agreement") as in effect on the date hereof). In the event of the termination of any Employee for cause or the voluntary resignation of any Employee prior to March 31, 2001, this Agreement shall be automatically terminated and of no further force and effect with respect to such Employee. In the event of the incapacity of any Employee during the term of this Agreement, the Agreement shall continue in full force and effect. In the event of the death of any Employee during the term of this Agreement, the Agreement shall also continue in full force and effect; provided, however, the monthly compensation provisions outlined in Paragraph B shall cease on the last day of the month following the month in which the Employee has died.

F. In the event of a change of control (other than a public offering) prior to March 31, 2001 which results in all HCG shareholders collectively selling essentially 100% of their holdings of HCG, the Employees will be entitled to the payments and benefits outlined in

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subparagraphs  1, 2, and 3 below;  and this Agreement  shall then terminate upon the effective date of such change of control.
                                                   DGH               AJP
                                                   ---               ---
         1.       Exit Payment                     $600,000          $420,000

         2. Exit Bonus. The Employees will be entitled to an Exit Bonus based on the realized shareholder equity value of HCG at the time of the change of control, in accordance with the following formula:

                  Equity Value                     DGH               AJP
                  ------------                     ---               ---
                  Less than $150MM                 $        0        $        0
                  $150MM                           $  750,000        $  525,000
                  $300MM                           $3,500,000        $2,450,000
                  $500MM or above                  $6,000,000        $4,200,000

                  Exit Bonus payments for an equity value between $150MM and $300MM will be made on a pro-rata basis between these points; payments for an equity value between $300MM and $500MM will likewise be made on a pro-rata basis between these points.

         3. Welfare Benefits. Upon the termination of each Employee's coverage under any HCG Welfare Plan as a result of a change of control, the Employee (and each of his covered dependents) shall have the right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for as long as such Welfare Plans exist. The participation in and coverage of the Employee (and/or each of his covered dependents) under this provision shall be conditioned upon his (or his covered dependents') payment when due of the aggregate monthly premium for such coverage.

G. Each Employee agrees that he shall not at any time during or following the term of this Agreement (or any extension thereof), directly or indirectly, disclose, transfer or use, for any purpose whatsoever, any information, observations or data obtained by him during the course of his employment by the Companies concerning the business or affairs of the Companies in any manner that is adverse to any Company, except as may be required by law.

H. This Agreement shall be effective November 1, 1997. This Agreement constitutes the entire agreement among the parties relating to the Employees' compensation and benefits for services rendered to HCG and its subsidiaries and supersedes all prior agreements with HCG and/or any of its subsidiaries, whether oral or written, which may have related to the subject matter hereof including, without limitation, the 1993, 1994 and

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1995 agreements.  Except as expressly contemplated herein, this Agreement may be amended or modified only by written agreement signed by each of the parties hereto; provided that any amendment or modification (including but not limited to any addition or other change to the compensation and benefits outlined in this Agreement) must be authorized by a majority of the disinterested members of the Compensation Committee. The obligations of the Companies hereunder shall be joint and several. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of New York.

Kindly execute the enclosed copy of this Agreement in the space provided below to indicate your agreement to be bound by the terms hereof.


                                                HARRIS CHEMICAL GROUP, INC.


                                                By  /s/ H. F. Tomfohrde III
                                                CHAIRMAN, COMPENSATION COMMITTEE
                                                BOARD OF DIRECTORS


                                                By /s/ William J. Sichko, Jr.
                                                SENIOR VICE PRESIDENT
                                                HUMAN RESOURCES


Agreed and accepted this 31st day of Oct, 1997.

/s/ D. George Harris
D. George Harris


/s/ Anthony J. Petrocelli
Anthony J. Petrocelli

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